Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement 333-194771 on Form S-3 of our report dated February 27, 2015, relating to the consolidated and combined financial statements and financial statement schedules of CyrusOne LP which report expresses an unqualified opinion and includes an explanatory paragraph regarding the allocation of corporate costs from Cincinnati Bell, Inc. for specified periods and the basis of presentation as of and for each period presented in the consolidated and combined financial statements appearing in this Annual Report on Form 10-K of CyrusOne LP for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Dallas, Texas
February 27, 2015